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                                                                     EXHIBIT (a)

      LETTER FROM MIDLAND FABRICATORS AND PROCESS SYSTEMS, L.L.C.

Dear UNIFAB Shareholder:

      Our company, Midland Fabricators and Process Systems, L.L.C., intends to take UNIFAB International, Inc. private through a "short-form" merger. The purposes of this letter and the attached Schedule 13e-3 Transaction Statement that accompanies this letter are to:

            -     tell you more about the merger;

            - explain why we think that the $0.20 per share in cash that you will receive in the merger is fair consideration for your shares; and

            - let you know about your rights under Louisiana law to dissent from the merger.

      Neither you nor UNIFAB's board of directors is being asked to approve the merger. Under Louisiana law, our company will beneficially own a sufficient number of shares to cause the merger to occur merely by action of the board of directors of our subsidiary company. After the merger, our company will be the only shareholder of UNIFAB. In the merger, which we hope will occur on November 5, 2004 or as soon after that as possible, you will receive $0.20 in cash for each share of common stock of UNIFAB that you own as of that date. If you do not believe that $0.20 is a fair price for your shares, you can follow the procedures described in the enclosed Schedule 13E-3 Transaction Statement and exercise dissenters rights under Louisiana law. YOU SHOULD READ THE SCHEDULE 13E-3 TRANSACTION STATEMENT CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT $0.20 PER SHARE OR TO HAVE A LOUISIANA COURT DETERMINE THE FAIR CASH VALUE OF YOUR SHARES. The amount determined by such court may be higher or lower than $0.20 per share.

      Shareholders of record on the date the merger becomes effective will be mailed a copy of the Certificate of Merger, as issued by the Louisiana Secretary of State, and a letter of transmittal. The letter of transmittal will contain detailed instructions for surrendering your stock certificates. Please do not submit your stock certificates before you have received these documents.

      After the merger, the common stock of UNIFAB will not be publicly traded, so UNIFAB will not be required to file reports with the Securities and Exchange Commission. The merger will have federal income tax consequences for you, and you should consult with your tax adviser in order to understand fully how the merger will affect you.

                                        Sincerely yours,

                                        Midland Fabricators and Process Systems,
                                        L.L.C.

                                  Exhibit (a)-1